    Exhibit 16.1

November 5, 2010

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20546

Re: China Grand Resorts, Inc. (“Company”)

Ladies and Gentlemen:

We have read the statements made by the Company under Item 9.01 of the current report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2010 regarding the recent change of auditors. We agree with the statements contained therein regarding our firm. We have no basis to agree or disagree regarding the statements made under Item 9.01.

Very Truly Yours,

/s/ Bernstein and Pinchuk

New York, NY